[GRAPHIC OMITTED]                               Contact:   Douglas Sayles
                                                           Biopure Corporation
                                                           (617) 234-6826
                                                           IR@biopure.com

FOR IMMEDIATE RELEASE

      BIOPURE ANNOUNCES 2003 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

CAMBRIDGE, Mass., December 11, 2003 - Biopure Corporation (Nasdaq: BPUR) today announced its financial results for the fourth fiscal quarter and the fiscal year ended October 31, 2003. For the quarter, the company reported a net loss of $13.0 million, compared with a net loss of $10.8 million for the corresponding period in 2002. For the year, the company reported a net loss of $47.1 million, compared with a net loss of $45.8 million in fiscal 2002.

For the quarter ended October 31, 2003, net loss per common share was $0.30, compared to a net loss per common share of $0.36 for the same period in 2002. For the year ended October 31, 2003, net loss per common share was $1.27 compared to a net loss per common share of $1.66 for fiscal 2002.

Revenues
Total revenues, consisting of sales of the company's veterinary product Oxyglobin(R), were $1.2 million for the fourth quarter of fiscal 2003 compared to $73,000 for the same period in 2002. For the fiscal year, total revenues were $4.0 million in 2003 compared to $2.0 million in 2002. During the third and fourth quarters of fiscal 2002, Oxyglobin sales were constrained by limited product availability resulting from a temporary shutdown of production during the expansion of the company's manufacturing facilities. Oxyglobin shipments resumed in February 2003. In fiscal 2001, total revenues were $970,000 for the fourth quarter and $3.5 million for the year.

Cost of revenues was $5.5 million for the fourth quarter of fiscal 2003, compared to $3.1 million for the same period in 2002. For the fiscal year, total cost of revenues was $20.9 million in 2003 compared to $7.5 million in 2002. Cost of revenues includes costs of both Oxyglobin and Hemopure(R), the company's product for human use, although Hemopure is not currently being offered for sale. In May 2002, the company started manufacturing Hemopure for future sale and therefore began charging unabsorbed fixed manufacturing costs to cost of revenues or inventory rather than to research and development. On October 30, 2003, Biopure reduced its workforce by approximately 30 percent, which together with other cost reductions should decrease manufacturing expenses until the company begins ramping up production to support future Hemopure sales.

Oxyglobin cost of revenues was $1.8 million for the fourth quarter of fiscal 2003 compared to $553,000 for the same period in 2002. For the fiscal year, Oxyglobin cost of revenues was $6.9 million in 2003 compared to $3.0 million in 2002. The increase for the quarter and the year was primarily due to the increased number of Oxyglobin units sold in 2003. Due to fixed manufacturing costs, Biopure expects that costs to produce Oxyglobin will exceed Oxyglobin revenues until the company more fully utilizes its manufacturing capacity.

Hemopure cost of revenues was $3.7 million for the fourth quarter of fiscal 2003 compared to $2.5 million for the same period in 2002. This increase is largely due to a $773,000 write-down of inventory that will expire within the next 19 months if not used. Hemopure cost of revenues was $14.0 million for fiscal 2003, including the inventory write-down, compared to $4.5 million in fiscal 2002 when $8.5 million of comparable charges were expensed to research and development.

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Expenses
Research and development expenses were $3.0 million for the fourth quarter of fiscal 2003, compared to $3.8 million for the corresponding period in 2002. For the fiscal year, research and development expenses were $10.5 million in 2003 compared to $26.0 million in 2002. The decrease for the quarter and the year was primarily due to a reduction in 2003 of expenses associated with activities related to the U.S. Food and Drug Administration's (FDA) review of Biopure's biologic license application (BLA) for Hemopure. The decrease for the year was also due to $8.5 million in unabsorbed fixed manufacturing costs charged to research and development in the first seven months of fiscal 2002 as explained in the cost of revenues discussion above. Biopure anticipates increased research and development expenses in fiscal 2004 primarily related to the company's FDA response activities described below in "Other Developments".

Sales and marketing expenses were $1.9 million for the fourth quarter of fiscal 2003, compared to $1.1 million for the same period in 2002. For the fiscal year, sales and marketing expenses were $6.4 million in 2003 compared to $2.9 million in 2002.

Hemopure-related sales and marketing expenses were $1.0 million for the fourth quarter of fiscal 2003, compared to $584,000 for the same period in 2002. For the fiscal year, Hemopure-related sales and marketing expenses were $3.8 million in 2003 compared to $1.0 million in 2002 when $2.1 million of comparable charges were expensed to general and administrative. In May 2002, Biopure began manufacturing Hemopure for future sale and therefore began charging Hemopure-related sales and marketing expenses to sales and marketing rather than to general and administrative expenses. The increase for the quarter and fiscal year 2003 is primarily attributable to increased medical education and market research activities. Given the current regulatory status of Hemopure in the United States, described below in "Other Developments", the company anticipates reduced sales and marketing expenses for Hemopure in fiscal 2004.

Oxyglobin-related sales and marketing expenses were $811,000 for the fourth quarter of fiscal 2003 compared to $486,000 for the same period in 2002. For the fiscal year, Oxyglobin-related sales and marketing expenses were $2.7 million in 2003 compared to $1.9 million in 2002. The increase for the quarter and the year is due to higher commissions resulting from increased sales, increased marketing activities in Europe, and U.S. promotions in support of the new smaller size (60 mL) bag of Oxyglobin.

General and administrative expenses were $3.9 million for the fourth quarter of fiscal 2003, compared to $2.9 million for the same period in 2002. This increase is primarily due to a severance charge of $875,000 for expenses associated with the 30 percent workforce reduction in October 2003. General and administrative expenses were $13.5 million for fiscal 2003 compared to $12.2 million, including the $2.1 million of Hemopure-related sales and marketing expenses explained above, for fiscal 2002. The increase for the year in fiscal 2003 resulted from increased expenses related to severance, compensation, insurance premiums and financing activities. The company anticipates decreased general and administrative expenses in fiscal 2004.

Financial Condition
At October 31, 2003, Biopure had $26.9 million in cash on hand. During the quarter, the company raised $8.7 million in aggregate net proceeds from sales of common stock, including $6.0 million through a standby equity distribution agreement and $2.7 million through the exercise of warrants.

Biopure's recent cost reductions are designed to minimize its ongoing cash burn rate by approximately $12 million annually. During fiscal 2004 these savings will be offset by approximately $4 million in increased expenses for the FDA response activities, described below, which will be charged to research and development.

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The company is considering various alternatives to raise additional capital, including a standby equity distribution agreement or other sales of common stock under an existing effective shelf registration of shares with remaining capacity of approximately $26.7 million. Under Biopure's current operating plan, the company believes cash on hand and anticipated Oxyglobin revenues should fund operations through June 2004. With approximately $10 million of additional financing the company believes it will have sufficient cash to fund operations through fiscal 2004.

Given the need for additional financing during fiscal 2004, Biopure's independent auditors, Ernst & Young LLP, expect to include a going concern modification in their audit opinion on Biopure's consolidated financial statements for the fiscal year ended October 31, 2003.

Other Developments
On July 30, 2003, the FDA sent Biopure a complete response letter responding to the company's BLA to market Hemopure in the United States for the treatment of acutely anemic adult patients undergoing orthopedic surgery and for the elimination or reduction of red blood cell transfusions in these patients. This letter stated that the FDA had completed its review of the BLA and set forth all of the Agency's questions as of that date, most of which focus on the conduct of the clinical trials and on clinical and pre-clinical data regarding the product's safety and efficacy as compared to red blood cell transfusions in this patient population.

In responding to the FDA letter, the most time-consuming activities involve retrieving the requested source medical documents and/or historical blood transfusion data from 78 hospitals in the United States and abroad where clinical trials of Hemopure were conducted. This process includes communicating with and visiting trial sites to collect required data, re-verifying the data and creating updated reports.

The company has implemented a plan to complete this work and submit a comprehensive written response to all of the FDA's questions by June 30, 2004. Under FDA performance goals in the Prescription Drug User Fee Act (PDUFA III), the Agency may then take up to six months from the submission date to review and act on the BLA amendment.

Fourth Quarter Conference Call and Webcast
Biopure President and CEO Thomas A. Moore will host a conference call at 4:30 p.m. EST on Thursday, December 11, 2003, to briefly review the company's activities and financial position. The dial-in numbers are 1-877-270-4107 (US/Canada) and 1-706-634-1920 (International). A live audio webcast of the call will be available from the investor section of Biopure's web site at www.biopure.com and will be archived for 30 days. The webcast can also be heard by individual investors at www.companyboardroom.com and by institutional investors who subscribe to StreetEvents at www.streetevents.com.

An audio replay of the conference call will be available from approximately 7:30 p.m. EST, December 11, 2003, until midnight, December 19, 2003. To access the replay, dial 1-800-642-1687 (US/Canada) or 1-706-645-9291 (International/Local) and reference conference ID number 4340084.

Biopure Corporation
Biopure Corporation, headquartered in Cambridge, Mass., is a leading developer, manufacturer and marketer of a new class of pharmaceuticals, called oxygen therapeutics, which are intravenously administered to deliver oxygen to the body's tissues. Hemopure(R) [hemoglobin glutamer - 250 (bovine)], or HBOC-201, is approved in South Africa for the treatment of acutely anemic surgical patients and for the elimination, delay or reduction of red blood cell transfusions in these patients. Oxyglobin(R) [hemoglobin glutamer - 200 (bovine)], or HBOC-301, is the only product of its kind approved by the U.S. Food and Drug Administration and the European Commission for the treatment of anemia in dogs.

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Statements in this press release that are not strictly historical may be forward-looking statements. There can be no assurance that Biopure Corporation will be able to commercially develop its oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment. These risks include, without limitation, the company's stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of Biopure's operations and financial condition, and specific factors that could cause the company's actual performance to differ from current expectations, can be found on the company's Web site at www.biopure.com/corporate/legal/home_legal.htm and in the company's filings with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC Web site, www.sec.gov, or through the Investor section of Biopure's Web site, www.biopure.com.

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                               BIOPURE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

                                           Three Months Ended          Twelve Months Ended
                                               October 31,                  October 31,
                                         ------------------------     ----------------------
                                         2003             2002         2003           2002
                                         ----             ----         ----           ----

Total revenues                           $  1,152       $     73      $  4,019     $  1,989
Cost of revenues                            5,476          3,101        20,905        7,491
                                         --------       --------      --------     --------
Gross loss                                 (4,324)        (3,028)      (16,886)      (5,502)
Operating expenses:
  Research and development                  3,042          3,794        10,504       25,982
  Sales and marketing                       1,856          1,070         6,447        2,938
  General and administrative                3,880          2,932        13,475       12,235
                                         --------       --------      --------     --------
Total operating expenses                    8,778          7,796        30,426       41,155
                                         --------       --------      --------     --------
Loss from operations                      (13,102)       (10,824)      (47,312)     (46,657)
Other income, net                             100             53           270          874
                                         --------       --------      --------     --------
Net loss                                 $(13,002)      $(10,771)     $(47,042)    $(45,783)
                                         =========      =========     =========    =========
Basic and diluted net loss per
  common share                           $ (0.30)       $ (0.36)      $ (1.27)     $ (1.66)
                                         =========      =========     =========    =========
Weighted-average common shares
  outstanding                             43,916         29,742        36,952       27,582
                                         =========      =========     =========    =========

Actual common shares outstanding at October 31, 2003, were 44,494. Certain reclassifications have been made to the prior period's statements presented to conform with the current period's presentation.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

                                             October 31, 2003   October 31, 2002
                                             ----------------   ----------------
Assets

  Total current assets (1)                       $37,842             $28,536
  Net property and equipment (2)                  36,861              38,769
  Other assets                                    10,922              10,972
                                                 -------             -------

 Total assets                                    $85,625             $78,277
                                                 =======             =======

Liabilities and stockholders' equity
  Total current liabilities                      $ 7,259             $ 6,189
  Long term debt (2)                               9,847               9,847
  Deferred compensation                              142                 184
                                                 -------             -------
 Total liabilities                                17,248              16,220

Total stockholders' equity                        68,377              62,057
                                                 -------             -------
Total liabilities and stockholders' equity       $85,625             $78,277
                                                 =======             =======

(1) Includes cash and cash equivalents totaling $26.9 million and $19.7 million at October 31, 2003, and October 31, 2002, respectively.
(2) At October 31, 2003, $14.3 million has been included in net property and equipment and $9.8 million in long term debt reflecting engineering and design costs of the planned manufacturing facility in Sumter, S.C. This engineering has been funded by Biopure's $14.3 million contribution to the project.